Exhibit 99.1

IXYS Corporation Reports Results for the June 2016 Quarter

Quarter-End Highlights:

  Net revenues were $80.6 million, a sequential increase of $866,000 from $79.8 million in the March 2016 quarter.
  The company generated $7.5 million in cash from operations during the quarter.
  IXYS declared a $0.04 per share dividend, marking the fifteenth consecutive quarter of dividends.

LEIDEN, Netherlands & MILPITAS, Calif.--(BUSINESS WIRE)--July 28, 2016--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today announced financial results for its first fiscal quarter ended June 30, 2016.

Net revenues for the quarter were $80.6 million versus $82.0 million in net revenues for the same period in the prior fiscal year. Sequentially, June 2016 quarter net revenues were up $866,000 from $79.8 million in the March 2016 quarter. This marks the second consecutive quarter that revenues increased.

“We are pleased that IXYS has achieved strong revenues, despite general industry softness. We anticipate the continuation of this growth trend, as IXYS’ current product portfolio augmented with new technologies is likely to be competitive in the months ahead,” commented Dr. Nathan Zommer, CEO and Founder of IXYS. “We are reaching new customers in evolving fields like IoT, electric vehicles and alternative energy, while remaining focused on the demands of our core customer base in industrial, telecom and medical applications. When global markets return to normal levels, we expect these initiatives will further enhance sales.”

Net income for the quarter ended June 30, 2016 was $3.0 million, or $0.09 per diluted share, which was the same as the net income of $3.0 million, or $0.09 per diluted share, for the June 2015 quarter.

June 2016 quarter non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $4.5 million, or $0.14 per diluted share, as compared to the non-GAAP net income of $5.2 million, or $0.16 per diluted share, for the same period in the prior fiscal year.

Gross profit for the quarter ended June 30, 2016 was $24.0 million, or 29.8% of net revenues, as compared to gross profit of $25.6 million, or 31.2% of net revenues, for the same quarter in the prior fiscal year.

Adjusted EBITDA, which excludes stock-based compensation expense, was $9.6 million for the quarter ended June 30, 2016.

Cash and cash equivalents totaled $151.4 million at June 30, 2016, after generating $7.5 million in cash from operations during the quarter. The company declared a $0.04 per share dividend, highlighting the fifteenth consecutive quarter of dividends.

“We are optimistic about our growth prospects as IXYS’ financial metrics, including bookings and backlog, look promising. However, we must consider ongoing volatile macroeconomic conditions and the cyclical slowdown in the summer months,” said Mr. Uzi Sasson, President and Chief Financial Officer of IXYS. “Despite these adverse factors, we expect revenues in the September 2016 quarter to increase slightly from the June 2016 quarter.”

Non-GAAP Information

Included above and within the attached schedules are certain non-GAAP financial figures. During the quarter ended June 30, 2016, the company incurred non-cash charges, including those associated with amortization of intangible assets and stock compensation. Adjusting the net income in the June 30, 2016 quarter to exclude the impact of amortization of intangible assets and stock compensation expenses and the applicable tax at the effective tax rate for the period, results in a financial presentation for the company without the effect of these non-cash charges. Similarly, adjusted EBITDA for the June 30, 2016 quarter reflects the exclusion of depreciation and amortization, stock compensation expenses, as well as interest and taxes, and may serve as an indication of the company’s ability to service its debt. Management believes non-GAAP net income, non-GAAP net income per share and adjusted EBITDA are useful measures of operating performance. However, the non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net income per share or other financial measures prepared in accordance with GAAP.

These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in our industry may calculate non-GAAP net income, non-GAAP net income per share and adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunication industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits, and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. IXYS semiconductors are also key to developments of new medical devices and systems that provide unique solutions in diagnostics and therapy for the leading medical equipment OEMs worldwide. With an end-customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to a growth trend, new technologies, new customers, customer demands, global markets, enhanced sales, growth prospects, bookings, backlog, macroeconomic conditions, a cyclical slowdown and our revenues in the September 2016 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges, capacity limitations, adverse changes in customer demand, declining economic conditions, increasing product costs or changes in currency exchange rates, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2016. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	June 30,	March 31,
	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$151,393	$155,806
Restricted cash	272	277
Accounts receivable, net	41,063	38,440
Inventories, net	85,656	89,604
Prepaid expenses and other current assets	4,028	4,203
Total current assets	282,412	288,330
Property, plant and equipment, net	44,325	42,623
Other assets	63,074	63,724
Deferred income taxes	27,825	28,024

Total assets	$417,636	$422,701

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$-	$-
Current portion of notes payable to bank	1,076	1,804
Accounts payable	12,272	11,416
Accrued expenses and other current liabilities	23,575	21,290
Total current liabilities	36,923	34,510
Notes payable and other liabilities, net of current portion	85,137	92,589
Pension liabilities	15,620	16,307
Total liabilities	137,680	143,406

Common stock	383	382
Additional paid-in capital	153,762	152,200
Retained earnings	148,727	146,979
Accumulated other comprehensive (loss)	(22,916)	(20,266)
Stockholders' equity	279,956	279,295

Total liabilities and stockholders' equity	$417,636	$422,701

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three Months Ended
	June 30,
	2016	2015

Net revenues	$80,638	$82,047
Cost of goods sold	56,644	56,445
Gross profit	23,994	25,602
Operating expenses:
Research, development and engineering	7,910	7,683
Selling, general and administrative	10,038	10,636
Amortization of intangibles	1,017	1,579
Total operating expenses	18,965	19,898
Operating income	5,029	5,704
Other (expense) income, net	242	(1,057)
Income before income tax provision	5,271	4,647
Provision for income tax	2,252	1,662
Net income	$3,019	$2,985

Net income per share - basic	$0.10	$0.09

Weighted average shares used in per share calculation - basic	31,401	31,746

Net income per share - diluted	$0.09	$0.09

Weighted average shares used in per share calculation - diluted	32,001	32,733

Reconciliation of net income to Non-GAAP net income (in thousands, unaudited):
	Three Months Ended
	June 30,
	2016	2015

Net income	$ 3,019	$ 2,985

Amortization of intangible assets	1,017	1,579
Stock compensation expense	855	988
Tax on stock compensation expense	(365)	(353)
Non-GAAP net income	$ 4,526	$ 5,199

Reconciliation of net income per share, diluted to Non-GAAP net income per share, diluted (unaudited):
	Three Months Ended
	June 30,
	2016	2015

Net income per share, diluted	$ 0.09	$ 0.09

Amortization of intangible assets	0.03	0.05
Stock compensation expense	0.03	0.03
Tax on stock compensation expense	(0.01)	(0.01)
Non-GAAP net income per share, diluted	$ 0.14	$ 0.16

Weighted average shares used in per share calculation, diluted	32,001	32,733

Adjusted EBITDA (in thousands, unaudited)
	Three Months Ended
	June 30,
	2016	2015
Net income	$3,019	$2,985

Add:
Income tax expense	2,252	1,662
Interest expense	635	314
Depreciation and amortization	2,832	3,784
Stock compensation expense	855	988
Adjusted EBITDA	$9,593	$9,733

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO